77O Transactions effected pursuant to Rule 10f-3

SR&F High Yield Portfolio

On February 8, 2002, SR&F High Yield Portfolio purchased 1,000,000 shares of UCAR Finance Inc. (Securities) for a total purchase price of $1,000,000 from First Boston Corp. pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities Inc. may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Stein Roe & Farnham, Inc. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Fleet Securities Inc. the following is a list of members of the underwriting syndicate for the aforementioned Securities: Credit Suisse First Boston; JP Morgan; ABN AMRO Incorporated; Scotia Capital.

770 Transactions effected pursuant to Rule 10f-3 cont'd

SR&F High Yield Portfolio

On March 28, 2002, SR&F High Yield Portfolio purchased 1,000,000 shares Of ICON Health & Fitness, Inc. (Securities) for a total purchase price of $985,890 from First Boston Corp. pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities Inc. may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Stein Roe & Farnham, Inc. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Fleet Securities Inc. the following is a list of members of the underwriting syndicate for the aforementioned Securities: Credit Suisse First Boston; JP Morgan; Fleet Securities, Inc.

770 Transactions effected pursuant to Rule 10f-3 cont'd

SR&F High Yield Portfolio

On April 18, 2002, SR&F High Yield Portfolio purchased 1,000,000 shares of WCI Communities Inc. (Securities) for a total purchase price of $1,000,000 from UBS Securities, Inc. NYC pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities Inc. may be considered to be an affiliate of the Fund.


The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Stein Roe & Farnham, Inc. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Fleet Securities Inc. the following is a list of members of the underwriting syndicate for the aforementioned Securities: UBS Warburg; Credit Suisse First Boston; Deutsche Bank Securities.

77Q Accountant's Report on Internal Control


[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072


                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and
Board of Trustees of SR&F Base Trust

In planning and performing our audit of the financial statements of the Portfolios listed in the appendix attached hereto (the "Portfolios"), each series of SR&F Base Trust (the "Trust"), for the year ended June 30, 2002, we considered each Portfolio's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the Trust's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions, or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of SR&F Base Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                           Ernst& Young LLP




Boston, Massachusetts
August 16, 2002

                                    Appendix

                                SR&F Base Trust:
                          SR&F Cash Reserves Portfolio
                      SR&F High-Yield Municipals Portfolio
                            SR&F High Yield Portfolio
                              SR&F Income Portfolio
                        SR&F Intermediate Bond Portfolio
                      SR&F Municipal Money Market Portfolio